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                                                                   EXHIBIT 3.3



                  CERTIFICATE OF DESIGNATION OF VOTING POWERS,
                    DESIGNATIONS, PREFERENCES, LIMITATIONS,
                                  RESTRICTIONS
                              AND RELATIVE RIGHTS

                                       OF

                    8% SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                            MGC COMMUNICATIONS, INC.

                           -------------------------

                       Pursuant to Section 78.1955 of the
                 General Corporation Law of the State of Nevada

                           --------------------------

     MGC Communications, Inc., a Nevada corporation (the "Company") certifies that pursuant to the authority contained in ARTICLE IV of its Articles of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 78.1955 of the General Corporation Law of the State of Nevada ("NGCL"), the Board of Directors of the Company (the "Board of Directors") by unanimous written consent dated November 24, 1997, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

     RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock having a par value of $.001 per share, with a liquidation preference of $3.50 per share (the "Liquidation Preference") which shall be designated as 8% Series A Convertible Preferred Stock (the "Preferred Stock") consisting of 6,571,450 shares, having voting powers, designations, preferences, limitations, restrictions, and relative rights as follows:

     1. Ranking. The Preferred Stock shall rank, with respect to dividend distributions and distributions upon a Liquidation (as defined in paragraph 4),
(i) senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock established after the Preferred Stock Issue Date by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon a Liquidation (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) on a parity with any additional shares of Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company established after the Preferred Stock Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank






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on a parity with the Preferred Stock as to dividend distributions and distributions upon a Liquidation (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after the Preferred Stock Issue Date by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon a Liquidation (collectively referred to as "Senior Securities").

     No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Senior Securities.

     2.      Dividends.

     (i) The holders of shares of the Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the Preferred Stock Issue Date accruing on a daily basis at the rate per annum of 8% of the Liquidation Preference per share plus all accumulated and unpaid dividends thereon.

     (ii) Dividends on the Preferred Stock shall accumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid. The Company shall take all actions required or permitted under the NGCL to permit the payment of dividends on the Preferred Stock.

     (iii) Unless full cumulative dividends on all outstanding shares of Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (A) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (B) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (C) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries, except for purchases or redemptions of Junior Securities held by certain employees pursuant to written agreements existing on the date hereof which shall not exceed $500,000 in any twelve-month period; and (D) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.


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     (iv)     In addition, when and if the Board of Directors shall declare a dividend payable with respect to the then outstanding shares of Common Stock of the Company, the holders of the Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the largest number of whole shares of Common Stock into which each share of Preferred Stock could then be converted pursuant to Section 3 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend). Declared and unpaid dividends on the Preferred Stock will be payable upon a Liquidation first to the holders of Preferred Stock and then to the holders of Common Stock.

     (v) In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock or
(ii) assets, then and in each such event the holders of Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Company which they would have received had their Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

     3.       Conversion.

     (i) A holder of shares of Preferred Stock may convert such shares into Common Stock at any time at the option of such holder. For the purposes of conversion, each share of Preferred Stock shall be valued at the Liquidation Preference, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares of Common Stock issuable for each share of Preferred Stock upon conversion. Immediately following such conversion, the rights of the holders of converted Preferred Stock shall cease and the Persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

     (ii) Upon the consummation of a Qualified Public Offering, all outstanding shares of Preferred Stock shall be automatically converted into Common Stock at the Conversion Price in effect immediately prior to the consummation of such Qualified Public Offering. Promptly following the occurrence of such conversion, the Company shall give written notice thereof to each record holder of converted Preferred Stock, including instructions to be followed to obtain a certificate for the shares of Common Stock into which such holder's Preferred Stock was converted.

     (iii) To convert Preferred Stock (other than an automatic conversion pursuant to paragraph 3(ii)), a holder must (A) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company or transfer agent for the Preferred Stock, (B) notify the Company at such office that he elects to convert Preferred Stock and the number of shares to be converted, and (C) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The date on which the holder satisfies all such requirements or the date on which the Preferred Stock is subject to automatic conversion pursuant to paragraph 3(ii),

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as the case may be, shall be the "Conversion Date."  As soon as practical, the
Company shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, except that the Company shall not be required to deliver such certificate in the case of an automatic conversion until the holders of the converted Preferred Stock shall have complied with the provisions of clauses (A) and (C) of the first sentence of this paragraph 3(iii). The Person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. No payment or adjustment will be made for accrued and unpaid dividends on converted shares of Preferred Stock or for dividends on any Common Stock issued upon such conversion.

     (iv) The Company shall pay cash (based upon the higher of the last reported sale price of the Common Stock or the good faith determination by the Board of Directors of the fair market value of the Common Stock) in lieu of issuing any fractional shares of Common Stock upon conversion of Preferred Stock.

     (v) If a holder converts shares of Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name.

     (vi) The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of the Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of Preferred Stock shall be fully paid and nonassessable. The Company shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Preferred Stock and shall endeavor to list such shares on each national securities exchange or automated quotation system on which the Common Stock is listed.

     (vii) If and whenever the Company shall issue or sell, or is, in accordance with paragraph 3(vii)(a) through 3(vii)(h), deemed to have issued or sold, any shares of Common Stock (other than (i) shares of Common Stock issuable upon exercise of warrants or options outstanding as of the date of filing of this Certificate of Designation and (ii) options to acquire Common Stock under the Company's stock option plan and shares of Common Stock issuable under the exercise of such options that are reserved for issuance as of the date of filing of this Certificate of Designation as long as the exercise price per share of such options is not less than the fair market value per share of the Common Stock on the date of grant of such options) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of
(x) the number of shares of Common Stock outstanding immediately prior to such issue or sale on a fully diluted and converted basis multiplied by the then existing Conversion Price and (y) the consideration, if any, received by the Company upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale on a fully diluted and converted basis.

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     For purposes of this paragraph 3(vii), the following subsections 3(vii)(a)
to 3(vii)(h) shall also be applicable:

              (a) In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable (other than the right to purchase additional shares of Common Stock granted to warrant holders as a result of antidilution provisions triggered by the issuance of the Preferred Stock), and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the applicable Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subsection 3(vii)(c), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

              (b) In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date

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of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subsection 3(vii)(c), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subsection 3(vii), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

              (c) Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 3(vii)(a), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsection 3(vii)(a) or 3(vii)(b), or the rate at which Convertible Securities referred to in subsection 3(vii)(a) or 3(vii)(b) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, provided that no adjustment shall be made in the Conversion Price pursuant to this Section 3(vii) that would increase the Conversion Price above the Conversion Price in effect immediately prior to the issuance of such Option or Convertible Security; and on the expiration or termination of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

              (d) In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock (except for dividends or distributions upon the Common Stock payable solely in shares of Common Stock), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

              (e) In the event the Company shall make or issue, or fix a record for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company, then and in each such event lawful and adequate provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called

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for during such period under this paragraph 3 with respect to the rights of the holders of the Preferred Stock.

              (f) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration of $.01.

              (g) In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or
(ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

              (h) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company (or any Subsidiary), and the disposition of any shares of Common Stock so owned shall be considered an issue or sale of Common Stock for the purpose of this subsection 3(vii)(h).

     (viii) In case the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (ix) Except for an event which the holders of the Preferred Stock elect to treat as a Liquidation in accordance with the provisions of paragraph 4, if any capital reorganization or reclassification of the capital stock of the Company, or a merger or consolidation of the Company with or into another company or the sale of all or substantially all of the Company's properties and assets to any other person shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, merger, consolidation or sale, lawful and adequate provisions shall be made whereby each holder of a

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share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization, reclassification, merger, consolidation or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

     (x) No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 3 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.

     (xi) As used in this paragraph 3, the term "Common Stock" shall mean and include the Company's authorized Common Stock, $.001 par value per share, as constituted on the date of filing of these terms of the Preferred Stock, and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Company on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subsection 3(ix).

     (xii) Whenever the Conversion Price is adjusted, the Company shall promptly mail to holders of Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Company shall file with the transfer agent for the Preferred Stock, if any (and make available to holders of Preferred Stock upon request), a certificate from the Company's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it.

     (xiii) In case at any time (a) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock, (b) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, (c) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with or into, or a sale of all or substantially all its assets to, another entity or entities or (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

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then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, or by facsimile, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Company, (1) at least 20 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (2) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (1) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (2) shall also specify the date or projected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

     (xiv) The Company will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

     4. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company resulting in a distribution of assets to the holders of any class or series of the Company's capital stock (each such event, a "Liquidation"), each holder of shares of the Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the following before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company:

     (a) if the amount of the Liquidation Preference plus the amount of the Liquidation Participation (hereinafter defined) is less than or equal to 2 times the Liquidation Preference, then each holder of shares of the Preferred Stock will receive (i) the Liquidation Preference per share of Preferred Stock held by such holder, plus accrued and unpaid dividends, to the date fixed for such Liquidation plus (ii) the amount of the remaining assets of the Company (after payment of the Liquidation Preference to all outstanding shares of Preferred Stock as required by clause(i)) that the holder of one share of Preferred Stock would receive (the "Liquidation Participation"), on an as-converted basis into Common Stock as if such Preferred Stock had been converted to Common Stock immediately prior to such Liquidation; or

     (b) if the amount of the Liquidation Preference plus the amount of the Liquidation Participation that would have been received by the holder of one share of Preferred Stock under paragraph (a) above would have otherwise exceeded 2 times the Liquidation Preference, then the holder of each share of the Preferred Stock shall receive upon Liquidation an amount equal to the greater of
(i) 2 times the Liquidation Preference or (ii) the amount that each share of Preferred Stock would receive, on an as-converted basis into Common Stock as if such Preferred Stock had

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been converted to Common Stock immediately prior to such Liquidation determined without regard to any Liquidation Preference.

     If, upon any Liquidation, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends, to which each is entitled. For the purposes of this paragraph 4, holders of a majority of the Preferred Stock may designate that a consolidation or merger of the Company (other than a merger
(i) in which the Company is the surviving company, (ii) which involves only a change in the Company's state of incorporation, or (iii) with a wholly-owned Subsidiary of the Company) or the sale of all or substantially all of the Company's assets shall be deemed to be a Liquidation with respect to the Preferred Stock (each such event, an "Organic Change"), if (i) the amount of consideration (including the fair market value of any non-cash consideration) received would be less than the Liquidation Preference, or (ii) such consideration consists solely or in part of securities that are not readily marketable on a national exchange or on the Nasdaq National Market. In the event that the holders of a series of Preferred Stock shall deem any transaction to be a "Liquidation" in accordance with this paragraph 4, the holders of any such series of Preferred Stock shall be entitled to payment of the amount set forth in paragraph (a) or (b) above, as applicable. To the extent any consideration consists of non-cash items, the consideration shall be the fair market value of such consideration determined between a willing buyer and a willing seller (the "Consideration Value"), using the Evaluation Procedure.

     5.       Voting Rights.

     (i) The holders of the Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock and not by classes, except as otherwise required by Nevada law, on all matters on which holders of Common Stock are entitled to vote. Each holder of Preferred Stock shall have the right to cast one vote for each whole share of Common Stock which would be issued to such holder upon conversion of such holder's shares of Preferred Stock, assuming that such conversion were to occur on the date immediately prior to the record date for the determination of stockholders entitled to vote.

     (ii) The holders of a majority of the outstanding shares of Preferred Stock, voting as a separate single class, shall be entitled to elect two (2) members to the Company's Board of Directors. Such right may be exercised initially either at a special meeting of the holders of Preferred Stock or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the holders of a majority of the outstanding shares of Preferred Stock.

     (iii) If any director so elected by the holders of Preferred Stock shall cease to serve as a director before his term shall expire, the holders of Preferred Stock then outstanding may, at a special meeting of the holders, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.


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     (iv)     The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose) voting or consenting as the case may be, as one class:

              (A) authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or Parity Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Senior Securities or Parity Securities; provided, however, that the Company may issue up to an additional 1,422,857 shares of Preferred Stock within 120 days after the original issuance of the Preferred Stock on substantially the same terms and conditions of such original issuance;

              (B) amend or otherwise alter this Certificate of Designation (including the provisions of paragraph 5 hereof) in any manner that adversely affects the specified rights, preferences, privileges or voting rights of holders of Preferred Stock;

              (C) authorize the issuance of any additional shares of Preferred Stock; provided, however, that the Company may issue up to an additional 1,422,857 shares of Preferred Stock within 120 days after the original issuance of the Preferred Stock on substantially the same terms and conditions of such original issuance;

              (D) waive compliance with any provision of this Certificate of Designation;

              (E) declare or pay any dividend or distribution on any capital stock (except for the Preferred Stock , Senior Securities or Parity Securities, as approved pursuant to (A) above); or

              (F) authorize any Liquidation or Organic Change, unless such event would generate a distribution to each holder of one share of Preferred Stock of an amount greater than or equal to 3 times the Liquidation Preference of such share. The voting right contained in this subsection 5(v)(F) shall terminate upon a Public Offering if the underwriters of such Public Offering, in their sole judgment, advise the Company that, in their opinion, the above provision will adversely affect the price or distribution of any equity security to be offered.

     (v) Paragraphs 5(ii), 5(iii) and 5(iv) shall terminate after more than 50% of the Preferred Stock has been converted to Common Stock pursuant to the terms hereunder.

     6.       Redemption.

     (a) Commencing at any time on or after October 2, 2004 (or such earlier date as the Senior Notes shall cease to be outstanding or the covenants contained in Section 4.09 of the Indenture shall be defeased), at the option and written election of the holders of a majority of the outstanding shares of the Preferred Stock, the Company shall, subject to applicable law, redeem all of the outstanding shares of Preferred Stock, at the price and upon the terms stated in this paragraph 6.

     (b) If, at any time after November 26, 2002, the Company shall be permitted pursuant to Section 4.09 of the Indenture to issue sufficient Disqualified Stock (as defined in the Indenture) such that if each share of Preferred Stock were to be issued on such date the Company would not be in default under the terms of the Indenture, then the Company shall notify each holder of Preferred Stock that the Company is no longer prohibited from granting such holder a right to require the Company to redeem the Preferred Stock. Thereafter, at the option and written election of the holders of a majority of the outstanding shares of the Preferred Stock, the Company shall, subject to applicable law and to the extent the Company is not prohibited by the terms of the Indenture from redeeming the Preferred Stock, redeem all of the outstanding shares of Preferred Stock, at the price and upon the terms stated in this paragraph 6.

     (c) The Company shall redeem the Preferred Stock on the Redemption Date (as such term is defined below), unless otherwise prevented by law or the terms of the Senior Notes, at a redemption price per share equal to the greater of (i) the Liquidation Preference, plus an amount equal to any unpaid dividends thereon and (ii) the Market Value (as defined below) of the Preferred Stock, on an as-converted basis. The total sum payable per share of Preferred Stock on the Redemption Date, is hereinafter referred to as the "Redemption Price," and the payment to be made on a Redemption Date is hereinafter referred to as the "Redemption Payment." The Market Value shall be the fair market value of the Preferred Stock (on an as-converted basis) determined between a willing buyer and a willing seller, using the Evaluation Procedure.

     On and after any Redemption Date, all rights of any holder of Preferred Stock, except the right to receive the Redemption Price per share of Preferred Stock as hereinafter provided, shall cease and terminate, and such shares of Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Company; provided, however, that, notwithstanding anything to the contrary set forth herein, (i) if the Company defaults in the payment of the Redemption Payment, the rights of the holders of Preferred Stock with respect to such shares of Preferred Stock shall continue until the Company cures such default, and (ii) without limiting any other rights of such holders, upon the occurrence of (A) a subsequent Liquidation or (B) an Organic Change, with respect to the shares of Preferred Stock in respect of which no Redemption Payment has been received by a holder of Preferred Stock where the Company had been required to make the payment, such holder shall be accorded the rights and benefits set forth in
Section 4 hereof in respect of such shares, as if no prior redemption request had been made.

     Within five (5) Business Days of receipt of a redemption request, the Company shall notify in writing all other Preferred Stockholders of the request for the redemption of Preferred Stock (the "Company Notice"). On the 115th day following the date upon which the Company shall have sent the Company Notice, the Company shall pay each holder of Preferred Stock the applicable Redemption Price, provided that the Company or its transfer agent has received the certificates) representing the shares of Preferred Stock to be redeemed. Such payment date shall be referred to herein as a "Redemption Date". If, on a Redemption Date, less than all the shares of Preferred Stock requested to be redeemed may be legally redeemed by the Company without resulting in a default under the terms of the Senior Notes, the redemption of such Preferred Stock shall be made pro rata based upon the total amount that would be paid by the Company to each holder of Preferred Stock being redeemed if all of the shares of Preferred Stock requested to be redeemed by the holders of Preferred Stock being redeemed were so redeemed, and any shares of Preferred Stock not redeemed shall be redeemed, at the holder's election, on any date following such Redemption Date on which the Company may lawfully redeem such shares without resulting in a default under the Senior Notes. The Company shall redeem (unless otherwise prevented by law or by the terms of the Senior Notes) the shares of Preferred Stock being redeemed by each holder on the Redemption Date, and the Company shall promptly advise each such holder of such Redemption Date or of the relevant facts applicable thereto preventing such redemption. Upon redemption of only a portion of the number of shares covered by a Preferred Stock certificate, the Company shall issue and deliver to or upon the written order of the holder of such Preferred Stock certificate, at the expense of the Company, a new certificate covering the number of shares of the Preferred Stock representing the unredeemed portion of the Preferred Stock certificate, which new certificate shall entitle the holder thereof to all the rights, powers, and privileges of a holder of such shares.

     7. Amendment. This Certificate of Designation shall not be amended, either directly or indirectly, or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Preferred Stock, voting separately as a class.

     8. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     9. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

     10. Reissuance of Preferred Stock. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Nevada) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

     11. Mutilated or Missing Preferred Stock Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).

     12. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

     "Affiliates" shall have the meaning ascribed to such term in the Securities Purchase Agreement among the Company and the initial purchasers of the Preferred Stock.

     "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the Common Stock, par value $0.001 per share, of the Company.

     "Conversion Price" shall initially equal the Liquidation Preference and thereafter shall be subject to adjustment from time to time pursuant to the terms of paragraph 3 hereof.

     "Evaluation Procedure" shall have the following meaning. If after good faith negotiations the Company and the holders of a majority of the Preferred Stock are unable to agree on (i) the Consideration Value of non-cash consideration or (ii) the Market Value of the Preferred Stock (on an as-converted basis) within 10 days, the Consideration Value or the Market Value shall be determined by an independent appraiser reasonably acceptable to the Company and the holders of a majority of the Preferred Stock. If the Company and the holders of a majority of the Preferred Stock are unable to agree on an appraiser within 10 days, each of the Company and the holders of the Preferred Stock shall promptly select an independent appraiser and the two appraisers so selected shall promptly select a third appraiser to determine the Consideration Value or the Market Value. The expenses of the appraisers will be borne by the Company, and the determination of such appraiser will be binding and final upon all parties.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Indenture" means the Indenture, dated as of September 29, 1997, among the Company and Marine Midland Bank, as Trustee, with respect to the Senior Notes.

     "Market Average Price" means the volume-weighted average sales price per share of Common Stock as reported by Bloomberg Information Systems, Inc. during either (i) a period of 20 days consisting of the day on which the Company consummates a Public Offering and the 19 consecutive Business Days subsequent to such day or (ii) any period of 60 consecutive Business Days after the expiration of such initial 20 day period, but only if the average daily trading volume over such 60 Business Day period exceeds 3% of the outstanding shares of Common Stock of the Company that are registered, issued and eligible for trading. If at any time shares of the Common Stock are not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, the "Market Average Price" shall be the fair value thereof determined by an investment bank mutually agreed between the Company and the holders of a majority of the Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, each such party will choose and bear the expense of an investment bank to value the shares of Common Stock and the average of the two valuations shall be the value.

     "Preferred Stock Issue Date" means the date on which the Preferred Stock is originally issued by the Company under this Certificate of Designation.

     "Public Offering" means a firm commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as then in effect or any comparable statement under any similar federal statute then in force or effect.

     "Qualified Public Offering" shall mean one or more Public Offerings in which the cumulative gross proceeds to the Company are equal to or greater then $25 million and either the price per share paid in the Public Offering or the Market Average Price is greater than (i) 1.5 times the then applicable Conversion Price, if the Public Offering is consummated within 365 days of the date hereof, (ii) 2.0 times the then applicable Conversion Price, if the Public Offering is consummated between 366 and 730 days of the date hereof or (c) 2.5 times the then applicable Conversion Price, if the Public Offering is consummated after 731 days of the date hereof.

     "Senior Notes" means the Company's 13% Senior Secured Notes due 2004.

     "Subsidiary" of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof.

            IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Nield J. Montgomery, President of the Company, and attested by Kent F. Heyman, Secretary of the Company, this 25th day of November, 1997.

                                 MGC COMMUNICATIONS, INC.



                                 By: /s/ Nield J. Montgomery
                                    -------------------------------
                                 Name:   Nield J. Montgomery
                                 Title:  President


By: /s/ Kent F. Heyman
    ---------------------------
Name:  Kent F. Heyman
Title: Secretary


STATE OF NEVADA           )
:  ss. :
COUNTY OF CLARK           )



     On the 24 day of November, 1997, before me personally came Nield J. Montgomery to me known, who, being by me duly sworn, did depose and say he resides at 8825 LaMadre, Las Vegas, NV 89129 and that he is the President of MGC Communications, Inc., the corporation described in and which executed the above instrument; and that he acknowledged said instrument to be the free act and deed of said corporation.


/s/
______________________
Notary Public

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